Exhibit 99.2

FOR IMMEDIATE RELEASE

Otonomy Provides Update on OTIVIDEX® Program

Management will review the OTIVIDEX statistical analysis plan update together with the positive top-line OTO-313 Phase 1/2 trial results during a conference call today at 4:30 p.m. ET

SAN DIEGO, July 6, 2020 — Otonomy, Inc. (Nasdaq: OTIC), a biopharmaceutical company dedicated to the development of innovative therapeutics for neurotology, today provided an update on the statistical analysis plan related to the ongoing Phase 3 clinical trial of OTIVIDEX in Ménière’s disease. In response to questions received from the U.S. Food and Drug Administration (FDA) regarding use of the Generalized Poisson model to analyze the daily vertigo count data reported by patients, Otonomy submitted a revised statistical analysis plan that uses a statistical test called the Negative Binomial model for the primary analysis of the ongoing trial.

Otonomy selected the Negative Binomial model to address the FDA’s questions because it believes it provides the best fit of the OTIVIDEX clinical data based on the Phase 2b trial (for patients with vertigo enrollment criteria matching the Phase 3 clinical trials), the AVERTS-2 Phase 3 clinical trial, and the integrated dataset from both trials. As the table below indicates, the ad hoc analysis of the Definitive Vertigo Day (DVD) count data reported by patients for Month 3 is statistically significant (p value < 0.05) using the Negative Binomial model for each of these prior trial populations as well as the integrated summary.

p value for Analysis of DVD Count in Month 3	Phase 2b* (n = 97)	AVERTS-2** (n = 111)	Integrated Dataset
Generalized Poisson Model	0.002	0.013	< 0.001
Negative Binomial Model	0.016	0.008	< 0.001

*	Patients with baseline DVD count of 4-22 days during the one-month baseline period
**	Patients who completed 3-month follow-up period (of which 105 completed daily diaries)

“We have recently completed an extensive review of the statistical analysis model that we believe best fits the OTIVIDEX clinical data, which is characterized by approximately 40% of OTIVIDEX-treated patients having no DVD’s in Month 3,” said David A. Weber, Ph.D., president and CEO of Otonomy. “Based on this review, we determined that the Negative Binomial model provides an improved fit and reduced Type 1 error compared to the Generalized Poisson model. The Negative Binomial model also gives us additional power to detect a treatment benefit enabling us to comfortably reduce the target patient enrollment in the ongoing trial from 160 to 142 patients while maintaining more than 90% power. We look forward to completing the enrollment of this trial during the third quarter of 2020 and announcing results in the first quarter of 2021.”

Webcast and Conference Call

Otonomy management will review this update for the OTIVIDEX program together with a review of the OTO-313 Phase 1/2 trial results (announced under a separate release) during a webcast and conference call at 4:30 p.m. ET / 1:30 p.m. PT today. The live call may be accessed by dialing (877) 305-6769 for domestic callers and (678) 562-4239 for international callers with conference ID code number: 4273643. A live webcast of the call will be available online in the investor relations section of Otonomy’s website at www.otonomy.com and will be archived there for 30 days.

About Otonomy

Otonomy is a biopharmaceutical company dedicated to the development of innovative therapeutics for neurotology. The company pioneered the application of drug delivery technology to the ear in order to develop products that achieve sustained drug exposure from a single local administration. This approach is covered by a broad patent estate and is being utilized to develop a pipeline of products addressing important unmet medical needs including Ménière’s disease, hearing loss, and tinnitus. For additional information please visit www.otonomy.com.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or the future financial or operating performance of Otonomy. Forward-looking statements in this press release include, but are not limited to, expectations regarding the potential benefits, development activity and advancement of clinical trials; statements relating to the timing and announcement of results, patient recruitment and enrollment and activity for, conduct of, the ongoing Phase 3 clinical trial of OTIVIDEX in Ménière’s disease; statements relating to updated statistical analysis plan related to the ongoing Phase 3 clinical trial of OTIVIDEX; expectations regarding the Negative Binomial model; and statements by Otonomy’s president and CEO. Otonomy’s expectations regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties. Actual results may differ materially from those indicated by these forward-looking statements as a result of these risks and uncertainties, including but not limited to: delays and disruption resulting from the COVID-19 pandemic and governmental responses to the pandemic, including current and future impacts to Otonomy’s operations, the manufacturing of its product candidates, the progression of its current clinical trials, enrollment in its current and future clinical trials and patient conduct and compliance; Otonomy’s ability to obtain additional financing; Otonomy’s dependence on the regulatory success and advancement of its product candidates; the uncertainties inherent in the clinical drug development process, including, without limitation, Otonomy’s ability to adequately demonstrate the safety and efficacy of its product candidates, the nonclinical and clinical results for its product candidates, which may not support further development, and challenges related to patient enrollment in clinical trials; the integrity of patient-reported outcomes in its current and future clinical trials; side effects or adverse events associated with Otonomy’s product candidates; Otonomy’s dependence on third parties to conduct nonclinical studies and clinical trials; expectations regarding potential therapy benefits; general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in Otonomy’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on May 7, 2020, and Otonomy’s future reports to be filed with the SEC. The forward-looking statements in this press release are based on information available to Otonomy as of the date hereof. Otonomy disclaims any obligation to update any forward-looking statements, except as required by law.

Contacts:

Media Inquiries

Spectrum Science

Chloé-Anne Ramsey

Vice President

404.865.3601

cramsey@spectrumscience.com

Investor Inquiries

Westwicke ICR

Robert H. Uhl

Managing Director

858.356.5932

robert.uhl@westwicke.com

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